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                                                                  Exhibit 10.5

[REDACTED - OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION AND IS DENOTED HEREIN BY **.]

                        INVESTMENT AND ROYALTY AGREEMENT

This Investment and Royalty Agreement (the "Agreement") is made as of June 22, 2001, by and between Pilot Therapeutics, Inc., a North Carolina corporation ("Pilot"), and PharmaBio Development, Inc., a North Carolina corporation ("PharmaBio").

BACKGROUND AND OVERVIEW

A. Pilot and Innovex LP ("Innovex"), an Affiliate of PharmaBio, have executed a Commercialization Agreement (herein so called) on the date hereof, pursuant to which Innovex will provide exclusive Sales Force Services in the United States for the Product.

B. Pilot and PharmaBio have agreed that PharmaBio will fund certain of the Sales Force Services and issue a loan commitment to Pilot, pursuant to the terms and conditions set forth herein.

C. Pilot has agreed as set forth herein to grant to Quintiles Transnational Corp. ("Quintiles") a preferred relationship as set forth in Section 4.0.

FOR GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE PARTIES AGREE AS FOLLOWS:

1.0      DEFINITIONS.

1.1 "Adjusted Commitment" shall mean, as of the date on which it is being determined, the sum of (x) the Commitment Amount actually theretofore funded by PharmaBio and (y) the estimated Commitment Amount remaining based upon the most recent Sales and Marketing Expense Budget of the JMC.

1.2 "Affiliate" shall mean, as to any person or entity, any corporation or business entity controlled by, controlling, or under common control with such party or entity. For this purpose, "control" shall mean direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock or income interest in such corporation or other business entity.

1.3 "Annual Period" shall mean a twelve-month period beginning on the Funding Date and each anniversary thereof.

1.4 "Commitment Amount" shall mean 50% of the Sales and Marketing Expenses incurred during the period beginning on the SF Commencement Date and ending on the fifth anniversary thereof.

1.5      "FDA" shall mean the US Food and Drug Administration.
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1.6      "Funding Date" shall mean the later of (x) the SF Commencement Date or
         (y) the Launch Date.

1.7 "Initial Sales Forecast" shall mean the Net Sales forecast as of the date hereof for each Annual Period in the Royalty Term set forth on Exhibit A, which Net Sales forecast shall not include projected Net Sales outside of the United States.

1.8 "IRR" shall mean PharmaBio's internal rate of return, calculated as described and clarified on Schedule 1.8.

1.9 "JMC" shall mean the joint marketing committee established under the Commercialization Agreement. If for any reason the Commercialization Agreement is terminated (including, but not limited to, termination as described in Section 3.6 herein), or the JMC is otherwise disbanded under the Commercialization Agreement, then Pilot and PharmaBio shall in good faith form an advisory body composed of an equal number of designees of Pilot and PharmaBio; provided, that Pilot shall have at least the same rights and authority with respect to such advisory body as it had with respect to the JMC. In such event, the advisory body shall perform all of the obligations under this Agreement that would otherwise have been performed by the JMC, and all references to the JMC herein shall thereafter be deemed references to such advisory body.

1.10 "Launch Date" shall mean the date upon which the Product is first shipped in the United States for commercial sale.

1.11 "Maximum Investment" shall mean $** Million. (All dollar references in this Agreement shall refer to United States Dollars.)

1.12 "Minimum IRR" shall mean an IRR for the full Royalty Term equal to seventy percent (70%) of the Target IRR.

1.13 "Minimum Sales Force Level" shall mean eighty percent (80%) of the sales force size for the Product recommended by the JMC from time to time pursuant to Section 3.3 and thereafter pursuant to the Commercialization Agreement.

1.14 "Net Sales" means the amount billed by Pilot or an Affiliate, or on behalf of or for the benefit of Pilot or an Affiliate, for sales of the Product to a non-Affiliate third party in the Territory less: (i) discounts, including cash and quantity discounts, charge-back payments, refunds and rebates granted to managed health care organizations or to federal, state and local governments (including, without limitation, Medicaid rebates), their agencies, and purchasers and reimbursers or to trade customers, including but not limited to, wholesalers and chain and pharmacy buying groups, (ii) credits or allowances actually granted upon claims, damaged goods, rejections or returns of such Product, including recalls, regardless of the party requesting such, (iii) freight, postage, shipping and insurance charges actually allowed or paid for delivery of Product, to the extent billed, (iv) taxes, duties or other governmental charges levied on, absorbed or

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         otherwise imposed on sale of such Product, including without limitation value-added taxes, or other governmental charges otherwise measured by the billing, when included in billing, as adjusted for rebates and refunds, and (v) bad debts related to Product sales (defined as any bills unpaid for 120 days after due), provided that (a) any subsequent collection by Pilot on such bad debt shall be restored as Net Sales at the time of collection, and in the amount, of such collection, and (b) Pilot shall follow commercially reasonable practices of collecting and otherwise administering debt related to Product sales.

1.15 "Pre-Launch Sales Forecast shall mean the revised Net Sales forecast calculated by the JMC for each Annual Period in the Royalty Term based upon all clinical data and other relevant information available to the JMC (including, without limitation, Pilot's reasonably expected budget for sales, marketing and other promotional expenses) a reasonable time prior to the earlier of the SF Commencement Date or the Launch Date, which Net Sales forecast shall not include projected Net Sales outside of the United States.

1.16 "Product" shall mean the product currently known as PLT 3514, as such name may change from time to time, for the treatment of any and all indications.

1.17     "Quintiles Group" shall mean collectively Innovex, PharmaBio and
         Quintiles.

1.18 "Royalty Term" means the seven consecutive Annual Periods beginning on the Funding Date.

1.19 "Sales and Marketing Expenses" shall mean the fees and expenses payable to Innovex under the Commercialization Agreement for Sales Force Services.

1.20 "Sales and Marketing Expense Budget," as of the date on which it is being determined, shall mean the budgeted Sales and Marketing Expenses determined by the JMC to be required to reasonably support sales of the Product in the United States at the levels set forth in the most recent Net Sales projections of the JMC.

1.21 "Sales Force Services" shall mean the recruitment, deployment and management of a dedicated sales force for the promotion of the Product pursuant to the terms of the Commercialization Agreement.

1.22 "SF Commencement Date" shall mean the first date upon which Innovex provides Sales Representatives under the Commercialization Agreement.

1.23 "Target IRR" shall mean an IRR for the full Royalty Term equal to thirty percent (30%).

1.24     "Territory" shall mean the United States (including Puerto Rico) and
         Canada.

2.0      COMMERCIALIZATION AGREEMENT.

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         The Commercialization Agreement is in the form attached hereto as
         Exhibit B. All defined terms used herein but not defined in this Agreement shall have the meanings set forth in the Commercialization Agreement.

3.0      INVESTMENT AND ROYALTY; RELATED AGREEMENTS.

3.1      PharmaBio will support the commercialization of the Product as follows:

         (a) PharmaBio shall support the commercialization of the Product by funding the Commitment Amount, subject to the Maximum Investment and other terms and conditions contained in the Agreement.

         (b) Subject to Section 3.1(c), the Commitment Amount shall be funded as follows: (i) an amount equal to ten percent (10%) of the estimated Commitment Amount, calculated using the JMC's five-year budget for Sales and Marketing Expenses prepared pursuant to Section 3.3, shall be paid by PharmaBio to Pilot within ten (10) days of the SF Commencement Date; and (ii) an amount equal to fifty percent (50%) of the actual Sales and Marketing Expenses shall be paid by PharmaBio to Pilot within thirty (30) days of receipt by Pilot of the corresponding invoice from Innovex.

         (c) Notwithstanding the above, without the approval of PharmaBio, in no event shall any portion of any payment be made to Pilot to the extent that such portion would cause the amount paid to exceed (i) $6 Million for any Annual Period, or (ii) the Maximum Investment for all Annual Periods.

3.2      In consideration for PharmaBio's funding commitments set forth in
         Section 3.1, Pilot shall pay PharmaBio a royalty on Net Sales during the Royalty Term. The royalty payments payable by Pilot to PharmaBio with respect to each Annual Period are as follows:

         ----------------------------------- -----------------------
          ANNUAL PERIOD DURING THE ROYALTY    ROYALTY ON NET SALES
                        TERM
         ----------------------------------- -----------------------
                          1                            **%
         ----------------------------------- -----------------------
                          2                            **%
         ----------------------------------- -----------------------
                          3                            **%
         ----------------------------------- -----------------------
                          4                            **%
         ----------------------------------- -----------------------
                          5                            **%
         ----------------------------------- -----------------------
                          6                            **%
         ----------------------------------- -----------------------
                          7                            **%
         ----------------------------------- -----------------------

         The royalty payments under this Section 3.2 shall be paid as soon as reasonably practicable following the end of each calendar quarter (but not later than sixty (60) days following the end of each calendar quarter) during the seven Annual Periods in the Royalty Term, except that (i) the first payment shall be made as soon as reasonably

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         practicable following the last day of the calendar quarter in which the
         Funding Date occurs (but not later than sixty (60) days following the end of such calendar quarter) and (ii) the last payment shall be made not later than sixty (60) days following the seventh anniversary of the Funding Date.

3.3 The JMC shall take the following actions a reasonable time prior to the earlier of the Launch Date or the SF Commencement Date: (i) prepare the Pre-Launch Sales Forecast; (ii) agree to the sales force size and required promotional activities to reasonably support sales of the Product in the United States at the levels set forth in the Pre-Launch Sales Forecast; and (iii) agree to a five-year budget for Sales and Marketing Expenses and the resulting estimated Commitment Amount. If the Pre-Launch Sales Forecast differs from the Initial Sales Forecast such that the projected IRR (based on the estimated Commitment Amount derived from the five-year budget for Sales and Marketing Expenses) differs from the Target IRR, then the JMC shall establish adjusted royalty amounts payable to PharmaBio during the Royalty Term such that
         (x) PharmaBio's projected IRR (based on the estimated Commitment Amount derived from the five-year budget for Sales and Marketing Expenses) equals (y) the Target IRR. The adjusted royalty amounts established by the JMC pursuant to the preceding sentence will replace the royalty amounts set forth in Section 3.2 for all purposes. The adjustments to the royalty payments based upon the Pre-Launch Sales Forecast, as set forth in this Section 3.3, shall be the only situation where royalty amounts are adjusted so that PharmaBio's projected IRR on the estimated Commitment Amount (derived from five-year budget for Sales and Marketing Expenses) equals the Target IRR. Notwithstanding the procedures for JMC decisions set forth in the Commercialization Agreement, in the event that the representatives of the JMC are unable to unanimously agree to a Pre-Launch Sales Forecast, the size of the sales force, or the related Sales and Marketing Expense Budget (and the resulting estimated Commitment Amount) as set forth in this Section 3.3, the following process shall be followed:

         (a)      Each party shall promptly, and in no event later than thirty
                  (30) days following deadlock by the JMC, select a nationally recognized consulting firm with expertise in the pharmaceutical industry to determine the relevant calculation. Such firms shall be instructed to render their respective calculations within sixty (60) days of their respective engagements. If the calculations of the two consulting firms do not vary by more than ten percent (10%) (determined as a percentage of the lower calculation value), the calculation value shall be the average of the two values. Each party shall bear the fees and expenses of the consulting firm it engages.

         (b) If the calculations of the two consulting firms vary by more than ten percent (10%) (determined as a percentage of the lower calculation value), unless the parties otherwise agree to average the results as specified in subparagraph (a) above, the two firms shall, within twenty (20) days, select a mutually recognized consulting firm with expertise in the pharmaceutical industry to render a report containing a determination of the relevant calculation within sixty (60) days of its engagement. In such event, the calculation value shall be equal to the

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                  average of (i) the calculation value as determined by the
                  third consulting firm and (ii) the average of the two calculation values determined in accordance with subparagraph
                  (a) above. The fees and expenses of the third consulting firm shall be borne equally by the parties.

         On or about each anniversary of the date of the Pre-Launch Forecast, the JMC shall (i) prepare an updated Net Sales forecast; (ii) agree to the sales force size and required promotional activities to reasonably support sales of the Product in the United States at the levels set forth in the updated Net Sales forecast; and (iii) agree to an updated Sales and Marketing Budget and resulting estimated Commitment Amount. For the avoidance of doubt, the process described in (a) and (b) above shall be applicable for five (5) Annual Periods (plus any period during with the Royalty Term is suspended pursuant to Section 3.4) to the extent the JMC is unable to unanimously agree on the matters set forth in the preceding sentence.

3.4 Pilot shall use commercially reasonable efforts to commercialize the Product. In this regard, Pilot will provide a sales force of a size not less the Minimum Sales Force Level during the first five Annual Periods. If, at any time during such five-year period, Pilot reduces the Product sales force below the Minimum Sales Force Level for a period of more than sixty (60) days, then Pilot and PharmaBio will negotiate in good faith to restructure PharmaBio's commitments under
         Section 3.1 and the corresponding royalty amounts under Section 3.2 (as the same may be adjusted pursuant to Section 3.3), which negotiations will take into account the implications of the reduced sales force size on future sales of the Product. If the parties are unable to agree to such restructuring within thirty (30) days after PharmaBio gives written notice to Pilot of its intent to pursue a remedy under this
         Section 3.4 for Pilot's failure to maintain the Minimum Sales Force Level, then PharmaBio may, at its sole discretion by written notice to Pilot, elect to suspend the following: (i) all future funding obligations under Section 3.1; and (ii) the running of the Royalty Term (including, without limitation, the then-current Annual Period). During the suspension period, PharmaBio shall continue to receive royalties at the rate of 10%. If PharmaBio elects this remedy, the then operating Annual Period for royalty payments under Section 3.2, and the funding commitments under Section 3.1, shall be suspended until the Minimum Sales Force Level is satisfied. Such Annual Period, and the funding commitments under Section 3.1, shall restart when the Minimum Sales Force Level is satisfied, at the same time point such Annual Period was suspended, such that PharmaBio enjoys the full length of the seven (7) Annual Periods described in Section 3.2 with the benefit of the Minimum Sales Force Level for five full twelve-month periods, and the term "Royalty Term" shall, for all purposes under this Agreement, be extended accordingly. The exercise of PharmaBio's remedy in this
         Section 3.4 in no way impacts PharmaBio's right to receive the Minimum IRR. PharmaBio's remedies under this Section 3.4 shall be suspended for any period that Innovex fails to satisfy its sales force staffing obligations under the Commercialization Agreement. Notwithstanding anything herein to the contrary, PharmaBio's rights under this Section
         3.4 shall be expressly subject to the provisions of Section 3.6.

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         For the avoidance of doubt, the process described in Section 3.3(a) and
         Section 3.3(b) shall be applicable for five (5) Annual Periods to the extent the JMC is unable to unanimously agree on the Minimum Sales
         Force Level.

3.5 The parties agree to adjust royalty payments under Section 3.2 (as the same may be adjusted pursuant to Section 3.3) if actual royalty payments (or deemed royalty payments as set forth in Section 3.6(b)(iv)) based upon Net Sales result in a projected IRR (based on the Adjusted Commitment) for the full Royalty Term below the Minimum IRR. In this regard, the JMC will review Net Sales for the period ending on the second anniversary of the Launch Date and for each Annual Period thereafter. Based upon such review, if Net Sales fall below forecasted Net Sales such that PharmaBio's projected IRR (based on the Adjusted Commitment) for the full Royalty Term falls below the Minimum IRR, the royalty amounts applicable to future Annual Periods shall be increased to a level projected (based upon revised Net Sales forecasts) to achieve the Minimum IRR. The adjusted royalty amounts shall be set by the JMC and shall be applied over remaining Annual Periods as determined by the JMC and designed to achieve the Minimum IRR.

         If at the end of the third or any subsequent anniversary of the Launch Date, PharmaBio's projected IRR for the full Royalty Term (based on the Adjusted Commitment derived from the revised Net Sales forecasts) exceeds the Minimum IRR and any portion of such excess is attributable to increased royalty levels as provided in this Section 3.5 above, the royalty amounts applicable to future Annual Periods shall be decreased to a level projected (based on the Adjusted Commitment derived from the revised Net Sales forecasts) to achieve the Minimum IRR, but in no event shall such royalty decrease be greater than the sum of all royalty increases made in accordance with the preceding paragraph. The adjusted royalty amounts shall be set by the JMC and shall be applied over remaining Annual Periods as determined by the JMC.

         A final reconciliation will occur within sixty (60) days after the end of the Royalty Term. During the final reconciliation, actual royalty payments to PharmaBio will be measured against the Minimum IRR and, to the extent a variance exists, either (i) royalty payments to PharmaBio based upon increased royalty amounts pursuant to this Section 3.5 that exceed the IRR to which PharmaBio would have been entitled based on the royalty rates set forth in Section 3.2 (as adjusted pursuant to Section
         3.3 but assuming no other adjustment had been made) shall be returned to Pilot within ten (10) days after such final reconciliation, or (ii) an additional royalty will be granted to PharmaBio if actual royalties paid to PharmaBio fell below the Minimum IRR so that PharmaBio will achieve the Minimum IRR upon receipt of additional royalties paid after the Royalty Term (with such additional royalties designed to deliver PharmaBio the additional royalties in a period of not less than two years following the final reconciliation). For the avoidance of doubt, PharmaBio shall not be obligated to return any portion of the royalty payments under clause (i) that would result in PhamaBio's failing to achieve the Minimum IRR.

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         Notwithstanding the procedures for JMC decisions set forth in the
         Commercialization Agreement, in the event that the JMC representatives are unable to unanimously agree to an adjusted royalty structure pursuant to this Section 3.5, then the consulting firm process described in Sections 3.3(a) and 3.3(b) shall be followed.

3.6 In the event that Pilot terminates the Commercialization Agreement under Section 12.3 thereof, then:

                  (a) Pilot shall use commercially reasonable efforts in good faith to identify, retain and train a new sales force (the "New Sales Force") as soon as practicable to perform substantially similar functions as were to have been provided by Innovex under the Commercialization Agreement;

                  (b) during the period (the "Transition Period") beginning on the effective date of Pilot's termination of the Commercialization Agreement and ending on the first day of the month next following the date on which the New Sales Force begins detailing physicians:

                           (i) Pilot's obligation to provide the Minimum Sales
                  Force Level shall be suspended;

                           (ii) PharmaBio shall have none of the suspension or
                  other remedial rights that it would otherwise have under
                  Section 3.4 as a result of Pilot's failure to provide the Minimum Sales Force Level or otherwise;

                           (iii) in lieu of the royalty rate set forth in
                  Section 3.2 (as adjusted in accordance with Sections 3.3 and 3.5), Pilot's royalty obligation to PharmaBio hereunder shall equal the product of (A) the royalty rate set forth in Section
                  3.2 (as adjusted in accordance with Sections 3.3 and 3.5) multiplied by (B) the percentage that Net Sales is during the Transition Period of projected Net Sales for the Transition Period (based on the JMC's most recent Net Sales projections, prorated, to the extent necessary, on a reasonable, good faith basis);

                           (iv) for purposes of any calculation hereunder with
                  respect to PharmaBio's receipt of the Minimum IRR, PharmaBio shall be deemed to have been paid royalties in an amount equal to the greater of (A) actual royalty payments under Section 3.6(b)(iii), or (B) the royalty payments that would have been paid to PharmaBio if Net Sales during the Transition Period had been equal to the projected Net Sales for the Transition Period (based on the JMC's most recent Net Sales projections, prorated, to the extent necessary, on a reasonable, good faith basis); and

                           (v) the Royalty Term shall continue to run during the
                  Transition Period such that it will continue to expire on the seventh anniversary on the Funding Date;

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                  (c) PharmaBio's funding commitments under Section 3.1 shall continue in full force and effect, and all references hereunder to Innovex shall be deemed to refer to the New Sales Force (and all references to (i) the Commercialization Agreement hereunder shall be deemed to refer to the agreement, if any, pursuant to which Pilot retains the New Sales Force and (ii) Innovex hereunder shall be deemed to refer to the New Sales Force or the contract provider of the New Sales Force, as applicable); and

                  (d) For the remainder of the Royalty Term, "Minimum IRR" shall mean 60% of the Target IRR.

3.7 As of the date hereof, the parties have entered into a Loan Agreement. Such Loan Agreement is in the form attached hereto as Exhibit C. Pursuant to the Loan Agreement, PharmaBio will extend to Pilot a loan in the amount of up to $6 Million.

3.8 Notwithstanding anything to the contrary in this Agreement, PharmaBio's funding commitments under Section 3.1 shall terminate unless the Pre-Launch Sales Forecast projects that annual peak sales of the Product will be at least $** Million for any of the seven (7) Annual Periods in the Royalty Term.

3.9 Each Party shall keep or cause to be kept such records as are required to determine, in a manner consistent with generally accepted accounting principles in the United States, the sums or credits due under this Agreement. Upon the written request of either party, the other party shall permit an independent certified public accountant appointed by such party and reasonably acceptable to the other party, accompanied by representatives of the financial department of such party at reasonable times and upon reasonable notice, to audit only those records as may be necessary to determine the correctness or completeness of any report or payment made under this Agreement. Results of any such audit shall be
         (i) limited to information relating to the Product, (ii) made available to both parties and (iii) subject to the confidentiality protections set forth herein. The party requesting the audit shall bear the full cost of the performance of any such audit, unless such audit discloses a variance of more than five percent (5%) from the amount of the original report, royalty or payment calculation. In such case, the party being audited shall bear the full cost of the performance of such audit.

3.10 The representations and warranties set forth in the Loan Agreement are incorporated in this Agreement by reference and form part of the consideration given to PharmaBio in exchange for PharmaBio's commitments set forth herein.

3.11 Without the prior approval of PharmaBio, Pilot shall not, nor shall it allow any Affiliate or third party acting on behalf of or for the benefit of Pilot or any Affiliate to, commercialize a product that would reasonably be expected to compete with the Product during the Royalty Term (e.g., a product designed to reduce asthmatic episodes or to reduce the inflammation underlying asthma). PharmaBio shall not unreasonably withhold such approval if Pilot offers PharmaBio the opportunity to participate in the commercialization of such product (including receipt of royalty payments by

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         PharmaBio) such that PharmaBio will be in an economic position at least as favorable as it would have been if the competing product were not commercialized.

4.0      GRANT OF FIRST AND PREFERRED OPPORTUNITY BY PILOT TO QUINTILES.

         Pilot hereby grants to Quintiles the first and preferred opportunity to negotiate with Pilot to provide (a) clinical trial coordination and execution and (b) commercialization services of the type commonly provided by Innovex that Pilot has, in its sole discretion, determined to outsource for the period beginning on the date hereof and ending five years following the Funding Date; provided that, as determined in Pilot's sole discretion: (i) the applicable services fall with the areas of recognized expertise of Quintiles (or its Affiliates), (ii) Quintiles (or its Affiliates) provides such services at competitive rates and makes its proposal on a competitive time schedule, and (iii) Quintiles (or its Affiliates) expressly agrees to provide such services to meet Pilot's timeline.

5.0      CONFIDENTIALITY AND OWNERSHIP OF INFORMATION.

5.1 Pilot on the one part and PharmaBio on the other part each acknowledges that, in the course of performing its obligations hereunder, it may receive information from the other party which is proprietary to the disclosing party and which the disclosing party wishes to protect from public disclosure ("Confidential Information"). Each receiving party agrees to retain in confidence, during the Royalty Term, and thereafter for a period of seven (7) years, all Confidential Information disclosed to it by or on behalf of the other party, and that it will not, without the written consent of such other party, use Confidential Information for any purpose other than the purposes indicated herein. These restrictions shall not apply to Confidential Information which: (i) is or becomes public knowledge (through no fault of the receiving party);
         (ii) is made lawfully available to the receiving party by an independent third party that, to the knowledge of the receiving party, is under no duty of confidentiality to the disclosing party; (iii) is already in the receiving party's possession at the time of receipt from the disclosing party (and such prior possession can be properly demonstrated by the receiving party); (iv) is independently developed by the receiving party and/or Affiliates (and such independent development can be properly demonstrated by the receiving party); or
         (v) is required by law, regulation, rule, act or order of any governmental authority or agency to be disclosed by the receiving party, provided, however, if reasonably possible, such receiving party gives the disclosing party sufficient advance written notice to permit it to seek a protective order or other similar order with respect to such Confidential Information and, thereafter, the receiving party discloses only the minimum Confidential Information required to be disclosed in order to comply.

5.2 PharmaBio on the one hand and Pilot on the other hand shall limit disclosure of the other party's Confidential Information to only those of their respective officers, representatives, agents and employees (collectively "Agents") who are directly concerned with the performance of this Agreement and have a legitimate need to know such Confidential Information in the performance of their duties.

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5.3      All Pilot inventions, processes, know-how, patents, trade secrets, copyrights, trade names, trademarks, service marks, marketing materials, proprietary materials or other intellectual property of any kind, and all improvements to any of the foregoing (collectively, "Pilot Property"), disclosed, used, improved, modified or developed in connection with the relationship contemplated by this Agreement shall remain the sole and exclusive property of Pilot. Except as otherwise expressly provided in the Commercialization Agreement, no member of the Quintiles Group shall have any right, title or interest in or to any Pilot Property.

5.4 Pilot acknowledges that the Quintiles Group possesses certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including but not limited to analytical methods, procedures and techniques, computer technical expertise and software, and business practices, including, but not limited to the Innovex Territory Management System (ITMS), which have been independently developed by the Quintiles Group (collectively "Innovex Property"). Any Innovex Property or improvements thereto which are disclosed, used, improved, modified or developed by Innovex under or during the term of this Agreement shall remain the sole and exclusive property of Innovex.

6.0      INDEPENDENT CONTRACTOR RELATIONSHIP.

         For the purposes of this Agreement, Pilot and PharmaBio are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer and employee or joint venturers. Neither Pilot nor PharmaBio shall have the power or right to bind or obligate the other party, nor shall either party hold itself out as having such authority.

7.0      TERMINATION.

         Either party may terminate this Agreement for material breach upon thirty (30) days written notice specifying the nature of the breach, if such breach (i) has not been substantially cured within the thirty (30) day period or (ii) is not curable within such 30-day period and the breaching party has not commenced and diligently continued during such 30-day period reasonable actions to cure such breach. During the 30-day cure period for termination due to breach, each party will continue to perform its obligations under this Agreement. Either party may terminate this Agreement immediately upon provision of written notice if the other party becomes insolvent or files for bankruptcy or is not otherwise able to pay its obligations as they become due and payable.

8.0      INDEMNIFICATION AND LIABILITY LIMITS.

8.1 PharmaBio shall indemnify, defend and hold harmless Pilot, its Affiliates and its and their respective directors, officers, employees and agents from and against any and all losses, claims, actions, damages, liabilities, penalties, costs and expenses (including reasonable attorneys' fees and court costs) (collectively, "Losses"), resulting from any: (i) breach by PharmaBio (or its employees) of its obligations hereunder; (ii) willful misconduct or grossly negligent acts or omissions of PharmaBio or its employees; and (iii) violation by PharmaBio or its employees of any municipal, county, state or federal laws, rules or regulations applicable to the performance of PharmaBio's obligations under this Agreement; except, in each case, to the extent such Losses are determined to have resulted from the negligence or willful misconduct of Pilot or its employees.

8.2 Pilot shall indemnify, defend and hold harmless PharmaBio and its Affiliates and their respective directors, officers, employees and agents from and against any and all Losses resulting from: (i) any third party claim arising from the manufacture, storage, packaging, production, transportation, distribution, use, sale or other disposition of the Product; (ii) breach by Pilot (or its employees) of its obligations hereunder; (iii) willful misconduct or grossly negligent acts or omissions of Pilot or its employees; and (iv) violation by Pilot or its employees of any municipal, county, state or federal laws, rules or regulations applicable to the performance of Pilot's obligations under this Agreement, except, in each case, to the extent such Losses are determined to have resulted from the negligence or willful misconduct of PharmaBio or any of its employees.

8.3 In the event of a third party claim or lawsuit, the party seeking indemnification hereunder (the "Indemnified Party") shall give the party obligated to indemnify (the "Indemnifying Party") prompt written notice of any claim or lawsuit (including a copy thereof), provided that the failure of an Indemnified Party to notify the Indemnifying Party on a timely basis will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party unless the Indemnifying Party demonstrates that the defense of such action is materially prejudiced by the Indemnified Party's failure to give such notice. The Indemnified Party and its employees shall fully cooperate with Indemnifying Party and its legal representatives in the investigation and defense of any matter the subject of indemnification, which defense shall be managed by the Indemnifying Party in a manner, including the selection of legal counsel, reasonably acceptable to the Indemnified Party. The Indemnified Party shall not unreasonably withhold its approval of the settlement of any such claim, liability, or action by Indemnifying Party covered by this indemnification provision; provided that such settlement does not include an admission or acknowledgement of liability or fault of the Indemnified Party.

8.4 Neither PharmaBio nor Pilot, nor any of such party's Affiliates, directors, officers, employees, subcontractors or agents shall have, under any legal theory (including, but not limited to, contract, negligence and tort liability), any liability to any other party hereto for any loss of opportunity or goodwill, or any type of special, incidental, indirect or consequential damage or loss, in connection with or arising out of this Agreement. For the avoidance of doubt, a claim by PharmaBio for royalties on Net Sales payable by Pilot hereunder shall not be limited in any way pursuant to the provisions set forth in the preceding sentence.

9.0      INSURANCE.

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

         Prior to the SF Commencement Date, Pilot will present Quintiles with a form of product liability insurance contract with coverage amounts reasonable and customary under the circumstances. Upon request, Pilot shall provide Innovex with an original signed certificate of insurance evidencing such coverage and showing PharmaBio (or other Quintiles Affiliates) as additional insureds under such insurance, within thirty
         (30) days after such request. The certificate must provide that thirty
         (30) days prior written notice of cancellation or material changes in insurance coverage will be provided. In any event, Pilot shall maintain during all Annual Periods insurance coverage in form and substance and with limitation amounts that are reasonable and customary under the circumstances.

10.0     NOTICES.

         Any notice required to be given by either party shall be in writing. All notices shall be to the parties and addresses listed below, and shall be sufficiently given (i) when received, if delivered personally or sent by facsimile transmission with confirmed receipt, or (ii) one business day after the date mailed or sent by an internationally recognized overnight delivery service with charges prepaid.


         If to PharmaBio:     PharmaBio Development Inc.
                              4709 Creekstone Drive
                              Durham, NC  27703
                              Attention:  President
                              Fax: 919-998-2090

         With a copy to:      General Counsel
                              PharmaBio Development Inc.
                              4709 Creekstone Drive
                              Durham, NC  27703
                              Fax: 919-998-2090

         If to Pilot:         Pilot Therapeutics, Inc.
                              101 North Chestnut Street
                              Albert Hall, Winston-Salem, NC 27101
                              Attention:  Chief Executive Officer
                              Fax: 336-725-2221

         With a copy to:      Womble Carlyle Sandridge & Rice, PLLC
                              200 West Second Street
                              Winston-Salem, NC 27101
                              Attn: Peter A. Zorn, Esq.
                              Fax: 336-726-6906

11.0     ASSIGNMENT.

         No party may assign any of its rights or obligations under this Agreement to any third party without the written consent of the other party, except that Pilot may assign its rights or obligations under this Agreement to a bona fide third party that (i) acquires all of Pilot's nutraceutical business (a "Permitted Sale") and (ii) assumes all of Pilot's rights and obligations under this Agreement. Other than pursuant to a Permitted Sale, Pilot may not, without the written approval of PharmaBio, assign any of its rights in the Product to a third party. Nothing in this Section 11.0 shall preclude the transfer of a party's rights and obligations under this Agreement in conjunction with a merger in which such party is not the surviving entity.

12.0     GENERAL PROVISIONS.

12.1 This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of the State of North Carolina, without giving effect to the principles of conflict of laws.

12.2 The provisions of Articles 1, 2, 5, 8, 10, 12 and 13 shall survive the termination of this Agreement for any reason.

12.3 This Agreement contains the entire understandings of the parties with respect to the subject matter herein and cancels all previous agreements (oral and written), negotiations and discussions dealing with the same subject matter. The parties, from time to time during the term of this Agreement, may modify any of the provisions hereof only by an instrument in writing duly executed by the parties.

12.4 No failure or delay on the part of a party in either exercising or enforcing any right under this Agreement will operate as a waiver of, or impair, any such right. No single or partial exercise or enforcement of any such right will preclude any other or further exercise or enforcement thereof or the exercise or enforcement of any other right. No waiver of any such right will have effect unless given in a signed writing. No waiver of any such right will be deemed a waiver of any other right.

12.5 If any part or parts of this Agreement are held to be illegal, void or ineffective, the remaining portions of this Agreement shall remain in full force and effect. If any of the terms or provisions are in conflict with any applicable statute or rule of law, then such term(s) or provision(s) shall be deemed inoperative to the extent that they may conflict therewith, and shall be deemed to be modified or conformed with such statute or rule of law. In the event of any ambiguity respecting any term or terms hereof, the parties agree to construe and interpret such ambiguity in good faith in such a way as is appropriate to ensure its enforceability and viability.

12.6 The headings contained in this Agreement are used only as a matter of convenience, and in no way define, limit, construe or describe the scope or intent of any section of this Agreement.

12.7 The individuals signing below are authorized and empowered to bind the parties to the terms of this Agreement.

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

13.0     DISPUTE RESOLUTION:

13.1 Internal Review. In the event that a dispute, difference or question arises pertaining to any matters which are the subject of this Agreement (a "Dispute") and either party so requests in writing, prior to the initiation of any formal legal action, the Dispute will be submitted to the JMC, which will use its good faith efforts to resolve the Dispute within ten (10) days. If the JMC is unable to resolve the Dispute in such period, the JMC will refer the Dispute to the Chief Executive Officers of Pilot and Quintiles Transnational Corp. For all Disputes referred to the Chief Executive Officers, the Chief Executive Officers shall use their good faith efforts to resolve the Dispute within ten (10) days after such referral.

13.2 Arbitration. If the parties are unable to resolve disputes under 13.1, then either party can seek binding arbitration to be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, sitting in Raleigh, North Carolina, as in effect at the time of the arbitration hearing, such arbitration to be completed in a sixty (60) day period. The arbitration panel will be composed of three arbitrators, one of whom will be chosen by Pilot, one by PharmaBio, and the third by the two so chosen. If both or either of Pilot or PharmaBio fails to choose an arbitrator or arbitrators within fourteen (14) days after receiving notice of commencement of arbitration, or if the two arbitrators fail to choose a third arbitrator within fourteen (14) days after their appointment, the American Arbitration Association shall, upon the request of both or either of the parties to the arbitration, appoint the arbitrator or arbitrators required to complete the panel. The decision of the arbitrators shall be final and binding on the parties, and specific performance giving effect to the decision of the arbitrators may be ordered by any court of competent jurisdiction.

13.3 Costs. The parties shall bear their own costs in preparing for and participating in the resolution of any Dispute, and the costs of mediator(s) and arbitrator(s) shall be equally divided between the parties.

                  [remainder of page intentionally left blank]


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IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto through their duly authorized officers on the date(s) set forth below.


PHARMABIO DEVELOPMENT, INC.                 PILOT THERAPEUTICS, INC.


By:    /s/Tom Perkins                       By     /s/ Floyd H. Chilton
       -------------------------                   -----------------------

Name:  Tom Perkins                          Name:  Floyd H. Chilton
       -------------------------                   -----------------------

Title: VP & General Counsel                 Title: CEO
       -------------------------                   -----------------------





Attachments:
     Exhibit A--Initial Sales Forecast
     Exhibit B--Commercialization Agreement (filed in a separate exhibit) Exhibit C--Loan Agreement (filed in a separate exhibit)



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                                    Exhibit A


Annual Period following Funding Date        Net Sales
------------------------------------        ---------

Year 1                                      $38.76 Million
Year 2                                      $49.4 Million
Year 3                                      $64.6 Million
Year 4                                      $115.52 Million
Year 5                                      $148.2 Million
Year 6                                      $148.2 Million
Year 7                                      $148.2 Million